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                                                                     EXHIBIT 21

                          SUBSIDIARIES OF THE COMPANY

    In the following list of subsidiaries of the Company, those companies which are indented represent subsidiaries of the corporation under which they are indented. 100% of the voting stock of each of the subsidiaries listed below is owned of record or beneficially by its indicated parent.


                                       State or Other
                                       Jurisdiction of
Name                                   Incorporation
----                                   ---------------
Beverly Bancorporation, Inc.           Delaware
Beverly National Bank                  National
Beverly Trust Company                  Illinois